Exhibit 99.1

Seres Therapeutics Reports Third Quarter 2021 Financial Results and Provides

Business Updates

– Enrollment completed in SER-109 recurrent C. difficile infection open-label study–

– Company expects both completed SER-109 Phase 3 study results and pending safety database to support finalization of Biologics License Application (BLA) filing in mid-2022 –

– Collaboration with Bacthera A.G., a global leader in biopharmaceutical product manufacturing, expands existing capabilities for commercial product supply –

– SER-109 expanded access program initiated for adults with recurrent C. difficile infection –

– Conference call at 8:30 a.m. ET today –

CAMBRIDGE, Mass., November 10, 2021 — Seres Therapeutics, Inc. (Nasdaq: MCRB), a leading microbiome therapeutics company, today reported third quarter 2021 financial results and provided business updates.

“We have made considerable progress across our organization, highlighted by the achievement of target enrollment in our investigational SER-109 recurrent C. difficile infection (rCDI) open-label study, and continued preparations for a BLA filing with the U.S. Food and Drug Administration (FDA). Along with our commercialization collaborator Nestlé Health Science and its Aimmune business, our organization continues to prepare for a successful launch of SER-109. Recently, we entered into a collaboration with Bacthera A.G., a global leader in biopharmaceutical product manufacturing, that expands our existing capabilities for commercial product supply. We intend to offer, pending approval, the first approved microbiome therapy to individuals living with rCDI, a patient group in urgent need of safe and effective new treatment options,” said Eric Shaff, Chief Executive Officer at Seres.

Program and Corporate Updates

SER-109 Phase 3 ECOSPOR III study in recurrent C. difficile infection: SER-109, an investigational oral, live microbiome therapeutic, achieved its primary endpoint of superiority to placebo in reducing CDI recurrence at week 8 in Seres’ Phase 3 clinical trial in patients with rCDI.

Seres has achieved target enrollment in its open-label study of SER-109 in patients with rCDI (ClinicalTrials.gov identifier: NCT03183128), which also admits patients with a single recurrence of rCDI, to expand the SER-109 safety database. Based on FDA commentary, Seres believes the ECOSPOR III efficacy results should support a BLA filing as a single pivotal study. Seres intends to seek agreement with the FDA to begin a rolling submission of the BLA for SER-109 in the first half of 2022 and finalize the submission with data from the safety database in mid-2022.

Seres continues to execute activities necessary to support a SER-109 BLA submission, while also preparing for a successful product launch with Nestlé Health Science. The Company believes that a substantial commercial opportunity exists for SER-109. The cost of a patient with recurrence of CDI has been estimated to result in approximately $34,000 in annual direct healthcare expenses. There are approximately 170,000 cases of rCDI annually in the U.S.

In November, the Company initiated a SER-109 expanded access program at various sites across the United States. The program is designed to enable eligible adults with recurrent CDI to obtain access to SER-109 prior to a potential FDA product approval.

In October, Seres announced the presentation of an exploratory analysis of its SER-109 Phase 3 ECOSPOR III study at the American College of Gastroenterology 2021 Annual Meeting. Data from that study demonstrated that SER-109 reduced the risk of rCDI, as compared to subjects administered placebo, in individuals with risk factors for recurrence, including those taking acid-reducing medications such as proton pump inhibitors (PPIs) and H2 blockers.

In a separate press release issued today, Seres and Bacthera announced a collaboration to manufacture SER-109 in support of successful product commercialization. Under the terms of the agreement, Bacthera is establishing a dedicated facility floor for commercial manufacturing in its new Microbiome Center of Excellence, a manufacturing site dedicated to the production of live biotherapeutic products located in Visp, Switzerland. The manufacturing agreement between Bacthera and Seres aims to expand upon commercial manufacturing efforts currently in place.

In September, Seres presented multiple posters and an oral session highlighting SER-109 and SER-155 data at the IDWeek 2021 Virtual Conference. Results from the SER-109 Phase 3 study revealed that SER-109 was associated with significant improvements in rCDI patient quality of life with improved overall and mental health scores compared to baseline regardless of clinical outcome, as measured by CDiff32. Seres also presented an analysis showing that despite more than half of the patient population in ECOSPOR III having at least one co-morbidity, SER-109 was observed to significantly reduce the incidence of recurrence compared to placebo in these patients. SER-109 was observed to reduce C. difficile infection recurrence among patients at risk for recurrence because of age, gender, PPI use, and/or co-morbidities such as diabetes, cardiac disease and malignancy, in comparison to placebo.

In July, Seres announced that it had entered into agreement with Nestlé Health Science, and working with its Aimmune division, to jointly commercialize SER-109 in the United States and Canada. Under the terms of the agreement, Seres received an upfront license payment of $175 million, and is eligible for an additional $125 million upon FDA approval of SER-109 and $10 million upon approval in Canada. The agreement includes sales target milestones which, if achieved, could total up to $225 million. Seres will be responsible for development and pre-commercialization costs in the U.S. Upon commercialization, Seres will be entitled to an amount equal to 50% of the commercial profits.

SER-155 Phase 1b clinical study activities: Seres continues to prepare to initiate its SER-155 Phase 1b clinical study in collaboration with Memorial Sloan Kettering Cancer Center and the University of Chicago. SER-155 is an investigational oral, rationally-designed, cultivated microbiome therapeutic designed to reduce the incidence of gastrointestinal infections, bacteremia, and graft versus host disease (GvHD) in immunocompromised patients, including patients receiving allogeneic hematopoietic stem cell transplantation (allo-HSCT). SER-155 is a consortium of bacterial species selected using Seres’ reverse translation discovery and development platforms. The design incorporates microbiome biomarker data from human clinical data and nonclinical human cell-based assays and in vivo disease models. The SER-155 composition aims to decrease infection and translocation of antibiotic-resistant bacteria in the gastrointestinal tract and modulate host immune responses to decrease GvHD. In addition to SER-109, SER-155 represents Seres second active development program in its infectious disease therapeutic area franchise.

In September, Seres presented preclinical data at IDWeek 2021 showing that SER-155 can decolonize antibiotic-resistant pathogens, potentially reducing the risk of subsequent infection.

In June, Seres announced data from its collaboration with the University of Cologne demonstrating that decreased microbiome diversity in allo-HSCT recipients is associated with poor clinical outcomes including mortality and increased incidence of intestinal GvHD. The data were presented at the 2021 American Society of Clinical Oncology Annual Meeting. A separate poster presentation, including data from a collaboration with Memorial Sloan Kettering Cancer Center, established a significant association between microbiome composition and response to immune checkpoint inhibitor treatment in patients who have metastatic melanoma, metastatic lung, urothelial, or renal cancer.

SER-287 Phase 2b ECO-RESET study in ulcerative colitis: In July, Seres announced topline results from the Phase 2b ECO-RESET study evaluating SER-287, a donor-derived investigational microbiome therapeutic candidate, in patients with mild-to-moderate ulcerative colitis (UC). The SER-287 Phase 2b ECO-RESET study was a randomized, placebo-controlled, three-arm induction trial that enrolled 203 patients with active mild-to-moderate UC who had inadequate response or loss of response on prior therapy. The study did not meet its primary endpoint of improving clinical remission rates compared to placebo. Both dosing regimens of SER-287 were generally well tolerated. Given the lack of a clinical efficacy signal identified in ECO-RESET, the Company decided to close the open-label and maintenance portions of the study. The Company expects to obtain SER-287 Phase 2b study microbiome data in the second half of 2021.

SER-301 Phase 1b study in adults with mild-to-moderate ulcerative colitis: Seres is enrolling its Phase 1b study for SER-301, an investigational oral, rationally-designed, cultivated microbiome therapeutic. SER-301 is being evaluated in adults with mild-to-moderate UC. The study is being conducted in Australia and New Zealand and is designed to enroll approximately 65 subjects. The study objectives are to evaluate drug safety and pharmacokinetics and to evaluate clinical remission and other measures of efficacy as secondary endpoints.

The consortia of bacteria in SER-301 is designed to modify the microbiome and microbe-associated metabolites in the gastrointestinal tract and modulate pathways linked to gastrointestinal inflammation and epithelial barrier integrity in patients with UC. SER-301 was designed and optimized using Seres’ reverse translation discovery and development platforms. The SER-301 composition incorporated insights on the engraftment dynamics of different bacteria and also the association of specific bacteria with the modulation of inflammatory and immune pathways in human subjects that have been observed across Seres’ broader clinical portfolio and confirmed using Seres’ nonclinical human-cell based assays and in vivo models.

Financial Results

Seres reported net income of $68.2 million for the third quarter of 2021, as compared with a net loss of $30.3 million for the same period in 2020. The third quarter net income was driven primarily by collaboration revenue recognized from the co-commercialization license agreement with Nestlé Health Science.

Research and development expenses for the third quarter of 2021 were $39.9 million, as compared with $23.9 million for the same period in 2020. The research and development expenses were primarily related to Seres’ late-stage SER-109 clinical development program and manufacturing costs, as well as personnel expenses.

General and administrative expenses for the third quarter of 2021 were $19.6 million, as compared with $7.6 million for the same period in 2020. General and administrative expenses were primarily due to personnel expenses, professional fees and facility costs.

As of September 30, 2021, Seres had approximately $353.2 million in cash, cash equivalents and marketable securities as compared with approximately $229.4 million at the end of the second quarter 2021.

Conference Call Information

Seres’ management will host a conference call today, November 10, 2021, at 8:30 a.m. ET. To access the conference call, please dial 844-277-9450 (domestic) or 336-525-7139 (international) and reference the conference ID number 1275436. To join the live webcast, please visit the “Investors and News” section of the Seres website at www.serestherapeutics.com.

A webcast replay will be available on the Seres website beginning approximately two hours after the event and will be archived for at least 21 days.

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a leading microbiome therapeutics company developing a novel class of multifunctional bacterial consortia that are designed to functionally interact with host cells and tissues to treat disease. Seres’ SER-109 program achieved the first-ever positive pivotal clinical results for a targeted microbiome drug candidate and has obtained Breakthrough Therapy and Orphan Drug designations from the FDA. The SER-109 program is being advanced for the treatment of recurrent C. difficile infection and has potential to become a first-in-class FDA-approved microbiome therapeutic. Seres is evaluating SER-301 in a Phase 1b study in patients with ulcerative colitis and SER-155 in a Phase 1b study to address gastrointestinal infections, bacteremia and graft-versus-host disease.

For more information, please visit www.serestherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including the potential role for microbiome therapeutics in the decolonization of antibiotic resistant bacteria, the potential approval of SER-109 and its status as a first-in-class therapeutic, the timing of a BLA filing, the receipt of future milestone payments or commercial profits, the market for SER-109, our capacity for commercial supply of SER-109, the ultimate safety profile of SER-109, the potential of microbiome therapeutics to treat and prevent disease, the timing and results of our clinical studies and receipt of microbiome data, the ultimate safety and efficacy data for our products, and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding; our limited operating history; the impact of the COVID-19 pandemic; our unproven approach to therapeutic intervention; the lengthy, expensive and uncertain process of clinical drug development; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates and develop and commercialize our product candidates, if approved; and our ability to retain key personnel and to manage our growth. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 3, 2021, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$227,460	$116,049
Short term investments	119,927	137,567
Prepaid expenses and other current assets	10,174	5,774
Accounts receivable	1,250	9,387

Total current assets	358,811	268,777
Property and equipment, net	17,355	13,897
Operating lease assets	11,588	9,041
Restricted investments	2,150	1,400
Long term investments	5,788	49,825
Other non-current assets	601	—

Total assets	$396,293	$342,940

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,623	$4,018
Accrued expenses and other current liabilities (1)	48,900	14,226
Operating lease liabilities	6,099	5,115
Short term portion of note payable, net of discount	9,345	454
Deferred revenue—related party	21,624	22,602

Total current liabilities	94,591	46,415
Long term portion of note payable, net of discount	16,117	24,639
Operating lease liabilities, net of current portion	12,231	10,561
Deferred revenue, net of current portion—related party	89,413	85,572
Other long-term liabilities (2)	8,203	1,003

Total liabilities	220,555	168,190

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at September 30, 2021 and December 31, 2020; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at September 30, 2021 and December 31, 2020; 91,841,974 and 91,459,239 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	92	91
Additional paid-in capital	739,988	723,482
Accumulated other comprehensive income (loss)	11	(47)
Accumulated deficit	(564,353)	(548,776)

Total stockholders’ equity	175,738	174,750

Total liabilities and stockholders’ equity	$396,293	$342,940

[1]	Includes related party amounts of $26,734 and $0 at September 30, 2021 and December 31, 2020, respectively
[2]	Includes related party amounts of $7,075 and $0 at September 30, 2021 and December 31, 2020, respectively

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS)

(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue—related party	$126,725	$80	$136,636	$10,728
Grant revenue	—	1,337	1,070	2,907
Collaboration revenue	—	—	—	2,016

Total revenue	126,725	1,417	137,706	15,651
Operating expenses:
Research and development expenses	39,882	23,861	105,139	65,703
General and administrative expenses	19,563	7,551	48,755	20,180
Collaboration (profit) loss sharing—related party	(1,127)	—	(1,127)	—

Total operating expenses	58,318	31,412	152,767	85,883

Income (Loss) from operations	68,407	(29,995)	(15,061)	(70,232)

Other (expense) income:
Interest income	590	100	2,385	333
Interest expense	(744)	(730)	(2,172)	(2,165)
Other (expense) income	(35)	345	(729)	1,189

Total other (expense) income, net	(189)	(285)	(516)	(643)

Net income (loss)	$68,218	$(30,280)	$(15,577)	$(70,875)

Net income (loss) per share attributable to common stockholders, basic	$0.74	$(0.36)	$(0.17)	$(0.93)
Net income (loss) per share attributable to common stockholders, diluted	$0.72	$(0.36)	$(0.17)	$(0.93)

Weighted average common shares outstanding, basic	91,757,614	83,531,617	91,649,035	75,914,361
Weighted average common shares outstanding, diluted	94,953,117	83,531,617	91,649,035	75,914,361

Net income (loss)	68,218	(30,280)	(15,577)	(70,875)

Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax of $0	(1)	1	58	2

Total other comprehensive income (loss)	(1)	1	58	2

Comprehensive income (loss)	$68,217	$(30,279)	$(15,519)	$(70,873)

PR Contact

Kristin Ainsworth

kainsworth@serestherapeutics.com

IR Contact

Carlo Tanzi, Ph.D.

ctanzi@serestherapeutics.com

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